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                    April 13, 2022

       Chi Tong Au
       Chief Executive Officer
       Ever Harvest International Group Inc.
       Suite F, 16/F, Cameron Plaza
       23 Cameron Road
       Tsim Sha Tsui, Hong Kong

                                                        Re: Ever Harvest
International Group Inc.
                                                            Amendment No. 4 to
Form 10-12G
                                                            Filed March 24,
2022
                                                            File No. 000-56362

       Dear Dr. Au:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services